Exhibit 99.1

Event ID: 1881636

Culture: en-US

Event Name: Q4 2008 The Mosaic Company Earnings Conference Call

Event Date: 2008-07-29T15:00:00 UTC

P: Operator;;

C: Christine Battist; The Mosaic Company; Director IR

C: Jim Prokopanko; The Mosaic Company; President, CEO

C: Mike Rahm; The Mosaic Company; VP, Market Analysis, Strategic Planning

P: Edlain Rodriguez; Goldman Sachs; Analyst

P: Mark Connelly; Credit Suisse; Analyst

C: Rick McLellan; The Mosaic Company; SVP Commercial

P: Don Carson; Merrill Lynch; Analyst

C: Larry Stranghoener; The Mosaic Company; CFO

P: David Silver; JPMorgan; Analyst

P: Fai Lee;RBC Capital Markets; Analyst

P: Mark Gulley; Soleil Securities; Analyst

P: Brian Geiger; Merrill Lynch; Analyst

P: Paul D’Amico; TD Newcrest; Analyst

P: Kent Green; Boston American Asset; Analyst

P: William Billing; RBC Wealth; Analyst

C: Norm Beug; The Mosaic Company; SVP Potash Business

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to the Mosaic Company’s fiscal 2008 fourth quarter earnings conference call. At this time, all participants have been placed in a listen only mode. The floor will be open for questions following today’s presentation.

Your host for today’s call is Christine Battist, Director, Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Frances, and welcome to Mosaic’s fiscal 2008 fourth quarter conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Mike Rahm, Vice President, Market Analysis and Strategic Planning; and other members of the Mosaic senior leadership team. We will be using some presentation slides during the conference call today. You may view the slides simultaneously with the audio webcast. The slides are available on our website mosaicco.com/investors, and enhance our discussion but are not a requirement for the call. If you are unable to download the slides, please contact me after the call and I’ll send the slides to you.

We will be making forward-looking statements during the call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, July 29, 2008, and are subject to significant risks and uncertainties.

Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued today, and in our reports filed with the Securities and Exchange Commission.

The call is the property of Mosaic, and any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now, I’ll turn the call over to Jim, who will recap some highlights from our fourth quarter and fiscal year and then Mike Rahm will share some insights on the crop nutrient environment and then Jim will wrap up with our strategic direction for fiscal 2009 and beyond. Jim?

Jim Prokopanko: Well, good morning. And thank you for joining us today. It’s been an exceptional year for Mosaic, and I’m pleased to not only talk about our fourth quarter results but also discuss the opportunities ahead for agriculture and for Mosaic. As the world’s leading producer and marketer of concentrated phosphate and potash crop nutrients, we have an exceptional opportunity to help meet global demand. Our assets, our products, and our people, are now more essential than ever to help the world grow the food it needs.

But before I begin, I want to start by thanking my 7,400 colleagues at Mosaic for the determination, drive, and excellence they’ve shown in completing what has been an exceptionally strong year performance. After only three and a half years since the formation of Mosaic, my colleagues have found their stride and are performing as a world-class team with more yet to come.

Now, with respect to our financial results. We delivered record net sales, record net earnings and a return of 30% on invested capital and more than $2.5 billion in cash flow from operations in fiscal 2008 including $1 billion in the fourth quarter alone. This outstanding financial performance enabled us to meet our other important goals as well as including the pay down of debt and achievement of investment grade status.

I’ll highlight a few financial metrics related to our fiscal fourth quarter results as summarized on slide 3. Net earnings for the fourth quarter were $863 million or $1.93 per diluted share. This represents a year-over-year increase of nearly $660 million, or more than four times the fourth quarter earnings of 2007. Return on invested capital, the metric we consider to be most closely correlated to shareholder value, was 30% for fiscal 2008. Our results were primarily driven by higher selling prices due to strong agricultural fundamentals and customer demand, and our ability to operate our mines, plants, and supply chains at high levels of efficiency.

Our Phosphates segment had another outstanding quarter, posting operating earnings of $797 million, nearly a four-fold increase from the same period last year. The average DAP selling price for the quarter was $754 per tonne, which exceeded our guidance due to our favorable geographic sales mix. The higher selling price more than offset higher sulfur and ammonia costs.

Our Potash segment also had a strong quarter with operating earnings of $331 million, double the same period last year despite substantially higher resource taxes. Again, the headliner was capturing higher selling prices.

Our average cost in the Potash segment increased to $220 per tonne in the fourth quarter compared to $130 per tonne in the same period a year ago. This was primarily caused by significantly higher resource taxes and royalties. A decline in sales volume versus a year ago and an appreciating Canadian dollar also negatively affected Potash costs. The reduction in sales volume compared with the year ago quarter was primarily due to the lack of sufficient inventory to fully meet customer demand. We expect Potash margins to expand further in fiscal 2009 despite the impact of rising resource taxes that comes with rising selling prices.

Our Offshore segment posted strong performance with operating earnings in excess of $100 million, well above any prior quarterly results. This resulted from the strong presence we have in fast growing agricultural markets of Asia and Latin America and the benefit from positioning low-cost inventories in a rising selling price environment.

We accomplished several important goals this past fiscal year as summarized on slide 4. As we committed to do, we achieved investment grade status in early June. Since Mosaic’s formation in 2004, we worked relentlessly to generate cash and pay down debt to achieve this commitment. We generated $1 billion of cash flow from operations in the fourth quarter. This is a 400% increase over the fourth quarter last year. We also told you that we would introduce a shareholder distribution plan and we’ve done so. On July 17, we announced the initiation of our first quarterly dividend of $0.05 per common share. We are pleased to begin returning cash to our shareholders.

Improving internal financial controls also has been a priority since Mosaic’s formation. During fiscal 2008, we remediated our one remaining material control weakness. Today, Mosaic has well established internal control processes and is well qualified to support our business and protect our shareholders interests. We’re pleased with our fiscal 2008 performance. It was a year of intense focus on execution and we’ve accomplished all of our primary objectives. We’re optimistic about our Company as we look forward to fiscal 2009 and beyond. The world continues to face growing pressures on food security, and Mosaic is well equipped to make a difference by helping the world grow the food that it needs. I’ll now ask Dr. Mike Rahm to highlight the industry outlook for fiscal 2009.

Mike Rahm: Thank you, Jim. And good morning, everyone. As Jim noted, the outlook for our core Phosphates and Potash businesses remains exceptionally strong. In fact, the supply demand balance for these two nutrients during the next year looks as tight as I can recall during my 23 years as a market analyst.

That statement is no shocker, and as slide 5 indicates, the market agrees with this assessment. Price moves of the magnitude shown on this chart typically are the result of a combination of several demand pull and cost push factors. That clearly is the case for phosphate and potash prices.

First, phosphate and potash demand is growing at much faster rates today than in the past. Second, energy and raw material costs have escalated sharply during the past 12 months, and finally, recent government policies in a few countries have significantly impacted both demand and supply. Before looking at each of these factors, let me note that the robust outlook for phosphate and potash translates into outstanding earnings prospects for Mosaic this fiscal year.

Mosaic is the largest phosphate and potash producer by a significant margin. Our combined production of phosphate and potash last fiscal year totaled about 9 million tonnes of nutrients, measured in P2O5 and K20. That was 15% greater than the P and K production reported by our closest competitor for calendar year 2007.

Now let’s look at a few of these market drivers in more detail, beginning with demand. Slide 6 shows that global phosphate use is projected to increase 24%, or 8.9 million tonnes P2O5, from 2006 through 2012. That is a compound annual growth rate of 3.1%, or 120 basis points higher, than the 1.9% rate from 1995 to

2005. Global potash use is forecast to increase 27%, or 7 million tonnes K20, during the same period, and that’s a compound annual growth rate of 3.5% and that too is 120 basis points higher than the 2.3% rate from 1995 through 2005.

Profitable farm economics undergird these robust demand forecasts. Despite steep increases in crop input costs, farm economics remain profitable for a wide array of crops in most regions of the world, due to the run up in agricultural commodity prices during the last two years.

For example, slide 7 summarizes our analysis for a high yield corn and soybean operation in the Midwest. It shows that variable costs will approximately double between 2006 and 2009, due to higher diesel, seed, herbicide, crop nutrient and LP gas costs. Despite these increases, and despite the recent declines in corn and soybean prices, farm economics remain very profitable. Revenue after variable costs in 2009, although off from the expected record for the 2008 crop, is projected to remain at a level more than double the average from 2003 to 2006. The same trend holds true for other crops in other regions, ranging from wheat and canola in Saskatchewan, to soy beans in Mato Grosso, to rice and palm oil in Southeast Asia. The bottom line is that profitable farm economics are expected to keep nutrient demand growing at the higher rates of the last few years.

During the previous calls, we’ve stated that markets are asking farmers to rev up the powerful engines of production agriculture. Given uncertainties about the size of this year’s harvest I think it’s fair to say the markets now are asking farmers to put the pedal to the metal as they prepare for the fast approaching planting season in the Southern Hemisphere and for the Spring 2009 planting season in the Northern Hemisphere.

Slide 8 is the most important slide in this deck. It shows that the record harvest of 2007, and another expected record crop in 2008, will just stop, rather than reverse the decline in global grain and oilseed stocks that has occurred this decade. In fact, the latest USDA statistics released on July 11 show that inventories of the 16 leading grain and oil seed crops will increase a measly 4 million tonnes. That compares to projected consumption of about 2.6 billion tonnes. The supply response to high agricultural prices during the last two growing seasons was good, but not good enough to reverse this unsustainable trend. Nutrient demand prospects continue to look outstanding, given the need to plant more area and intensify cropping practices in order to grow much larger crops to meet the accelerating demands for food and fuel.

The second fundamental factor that is pushing up crop nutrient prices is raw material costs, especially for non-integrated phosphate producers. Cost pressures continue to build for non-integrated players. During our last earnings call, we noted that raw material costs for a non-integrated producer in Asia had escalated to more than $1,000 per tonne of diammonium phosphate, or DAP. Based on current spot and quarterly contract prices, costs today have climbed to about $1,250 per tonne of DAP. Non-integrated producers account for roughly 1/3 of the world’s phosphate supply, so the market requires the output from these producers in order to meet global demand and the higher costs of these non-integrated producers are a key determinant of market price.

Slide 9 highlights Mosaic’s competitive advantage. Mosaic is the largest integrated phosphate producer in the world. As you can see from this chart, our large scale rock mining operations are the main source of our competitive advantage. We also have made substantial investments in sulfur transportation and logistics assets over the past several years, and those too are providing us with a competitive advantage today. Finally, government policies in several countries are impacting both supply and demand. These policies range from subsidies that help farmers keep nutrient demand growing at rapid rates in some countries to prohibitive export taxes that limit supplies from other countries.

China, not surprisingly, is one of the main players and is a key swing factor in both the phosphate and potash markets this year. Slide 10 shows China’s DAP and MAP exports. After soaring last year, we estimate that Chinese exports will drop sharply this year as a result of the 135% export tax imposed on April 20th. More importantly, exports during the first half of 2008 were equal to a year earlier, so all of the decline will take place during the second half of this year. You can see from this chart that exports last month were off significantly from the high levels a year earlier. The loss of these tonnes creates a big hole that other suppliers will need to fill during the next several months.

Slide 11 shows China’s myriad of potash imports. We estimate China will import just 6.4 million tonnes of potash in 2008, down from a record 9.4 million tonnes last year. However as you can see from this chart, most of that decline took place during the first half of the year. The sharp drop in imports this year, coupled with decent demand prospects is expected to deplete the Chinese pipeline by the end of the year. As a result, we project that China will import record or near record volumes of potash in 2009. The combination of normal shipments to China during the second half of this year, the timely settlements of large Chinese contracts next year, and continued strong demand from all other import markets is expected to keep the potash supply/demand balance extremely tight. Supply will continue to struggle to keep up with surging potash demand this fiscal year.

Jim, this is how we’re handicapping the main factors that will impact phosphate and potash markets during the next 12 months. As I noted at the start, the market environment looks exceptionally strong during fiscal 2009. Now back to you.

Jim Prokopanko: Well thanks, Mike. The global supply and demand fundamentals for crop nutrients are compelling and we expect this momentum to continue. I would now like to share with you Mosaic’s strategic plans for fiscal 2009 and beyond as summarized on Slide 12. You will notice how our plans are aligned with where the agriculture sector is headed. We believe our investments to expand our potash and phosphate production are essential to meet the world’s growing demand for food while creating value for our shareholders and customers.

We are aggressively pursuing our plans to grow our Potash business by more than 5 million tonnes of annual capacity over the next 12 years. We currently have projects under way at our Colonsay and Belle Plaine potash facilities. Industry expansion costs continue to increase, and this is true for us as well. Nonetheless, we believe our brownfield expansion plans continue to be substantially less costly, compared to any greenfield project.

During the fiscal 2009 year, we plan to invest further in our phosphate assets in order to realize additional operating efficiencies and to expand capacity to help meet demand for crop nutrients. One of these investments involves the restart of certain sulfuric and phosphoric acid production at our South Pierce facility. This added acid production will allow us to more fully utilize the existing granulation capacity at our New Wales plant.

As another example, we have plans to invest in new equipment to expand production capacity for our MicroEssentials™ product line. On the cost savings front, an additional waste heat recovery system at our Riverview concentrate plant will further reduce energy costs. The recently announced $1.6 billion sale of our investment in Saskferco allows us to focus our attention on our core Phosphates and Potash businesses. The proceeds from the sale will be primarily used to fund our plant expansions of our Saskatchewan potash mines.

Now let me reconfirm our fiscal 2009 guidance that we shared with you in early June as summarized on Slide 13. I’ll begin by noting that we have started fiscal 2009 with extremely low potash inventories compared with levels a year earlier. As a result, we expect potash sales volume to remain in line with sales volume sold in fiscal 2008 with expansion volumes becoming available early in fiscal 2010.

We estimate an average DAP selling price of $1,020 to $1,080 per tonne in the first quarter of fiscal 2009 and an average MOP selling price of 460 to $510 per tonne for the same quarterly period. While prices will be up significantly, there will be cost pressures in 2009. Examples include resource taxes and royalties in potash, and higher sulfur and ammonia costs in phosphate. Nonetheless, we expect margins to expand further in fiscal 2009 reflecting the extraordinarily tight market fundamentals.

I’d like to conclude with why Mosaic is the best positioned crop nutrient company to leverage these exceptional market conditions. First, Mosaic is the only company that includes both world scale phosphates and potash operations.

Second, we’re one of the few large vertically integrated phosphate producers with proven reserves of readily available rock.

Third, in Potash, we have the ability to bring on incremental capacity at costs substantially below any greenfield project.

Fourth, our North American base Phosphate and Potash businesses are bolstered by our production assets and distribution networks in prime growth regions such as Asia and Latin America.

And finally, cash flow is very strong, a trend we expect to continue for some time, allowing us to fund our capital expenditures and investment needs even as we begin returning cash to shareholders with dividends.

We’ve executed well this past year. Our fiscal 2008 financial results are a testament to Mosaic’s capacity to deliver. We intend to continue to deliver value during this time of unprecedented agricultural opportunity.

I’m often asked what Mosaic’s role is during these extraordinary times. It’s a simple, yet noble purpose. Our mission is to help the world grow the food it needs. Thank you for your interest, and for investing in Mosaic.

Now back to you, Christine.

Christine Battist: That concludes our comments for this call. Now, Frances, if you can open the line for questions?

+++ q-and-a

Operator: Thank you. (OPERATOR INSTRUCTIONS). Your first question is from the line of Edlain Rodriguez from Goldman Sachs. Please proceed.

Edlain Rodriguez: Good morning, guys, and Christine also. A quick question on there have been some concerns and questions about demand destruction in phosphates and whether prices can move up to offset the incremental increase we’re going to see in sulfur costs. Can you talk about what you see in there and what you do you see price is in the next several months?

Jim Prokopanko: Well, Edlain, to your first question on demand destruction, we still have strong demand for our products and our S&D analysis shows that there’s still a great need for more phosphate in the world to meet the growing demand for food, so no, we haven’t seen demand destruction in our markets.

The question, your next question about prices, and where they go, well, it’s our assessment that there is still a good return, a very good return for crop producers around the world to use fertilizer. And where the price goes is going to have something to do with that demand so right now we see strong demand for our product. We don’t see excess supply any place in the world. In fact, we’re selling it as fast as we can produce it, and where prices go from here, with a strong market, you can draw your own conclusions. We’re not providing much guidance beyond the first quarter but we’re optimistic about where this market is headed.

Edlain Rodriguez: Okay, makes sense. And also a question, Jim, about potash. Can you talk or can you comment about the wave of new entrants, talking about potash expansions, both the Canadians and the base metal giant, can you talk about what you see in there and what’s the impact of that?

Jim Prokopanko: Well, this is a pink gold rush if there has ever been one, you have a lot of people rushing in. I think there are many people without the capacity to take it beyond prospecting. Then I think there are the other players that are major global mining operators. There’s nothing in potash that’s coming on anything earlier than 2012, particularly the new participants, and in fact some of them are talking about plans that they have for coming online in 2017. The cost of a new entrant coming into this business is just gigantic and I think that is a testament to their belief and where the strength of this marketplace, the potash marketplace, and where the prices are going to be. They are going to forecast some very handsome prices 10 years out when their plants come into production and then 10 and 20 years out to get a return on those investments. So on the one hand, I don’t see, I’m not discouraged by it. In fact I think again its encouragement that people see this as a very strong market. And we’re in a position that we’ve got brownfield assets that can be expanded at a fraction of the cost of a new entrant, so I’m not really at all fussed by it.

Edlain Rodriguez: Okay, thank you.

Operator: Your next question comes from the line of Mark Connelly with Credit Suisse. Please proceed.

Mark Connelly: Thank you. Just two things. If I look at Slide 9 where you compare your DAP raw material cost with an unintegrated producer, I’m curious if you could help us understand where you see your DAP cost on the global cost curve overall, as opposed to just on that point by point comparison.

And second question, if I can, you didn’t raise your pricing guidance for next quarter, and I’m just curious whether you can give us a sense of whether that’s caution or whether you’ve already locked in prices or whether you think that the momentum has stalled or what that’s all about.

Jim Prokopanko: Well I’ll have Mike Rahm address the first question and then our Senior Vice President of Commercial, Rick McLellan, answer your second question.

Mike Rahm: Okay, Jim. In terms of our position on the cost curve, I think given the competitive advantage that you see in phosphate rock and sulfur, that puts us on the far left end of the cost curve. We believe we’re among the lowest cost producers of DAP in the world.

Mark Connelly: And does that shift at all over the next year with changes in sulfur, or is that just not going to make much difference?

Mike Rahm: No. I think if global sulfur prices come down, it probably does shift a bit but I think given the investments we’ve made and just given the nature of the liquid sulfur market, we will always have a competitive advantage in sulfur compared to most of our other competitors worldwide.

Jim Prokopanko: Rick?

Rick McLellan: I’ll take the second half of the question. We didn’t raise Q1. We gave it last month at an industry function, but when we look at Q2 North America, we announced and are working with our customers on an increase domestically of anywhere from $240 to $265 per tonne on a delivered basis. That’s potash.

Mark Connelly: Okay. Very helpful. Thank you.

Jim Prokopanko: Mike, you have a follow-up comment.

Mike Rahm: The only other thing I would note is that the cost numbers for Mosaic assume we buy all of our ammonia at market prices. I failed to note that we produce about 500 thousand tonnes of our own ammonia at Faustina, and given the changes in gas values here recently, that’s also another important source of competitive advantage.

Operator: Your next question comes from the line of Don Carson with Merrill Lynch. Please proceed.

Don Carson: Yes, thank you. A couple questions, Jim. First, the sustainability of that Offshore number, it seemed very strong. Just wonder what you think that might look like going forward. Secondly, on DAP pricing. A lot of speculation about what the Chinese may do with this 135% tariff when it is scheduled to go down to 35% of the end of October or end of September, just wondering if you could comment on that, and finally an internal issue which is your costs, you seem to have very good phosphate unit costs, ex-raw materials in the quarter, whereas on the potash side, it seemed that if you back out the PRT, your costs were up significantly as well. Just wondering if you could comment on what’s going on in the business units.

Jim Prokopanko: Yeah, okay, Don, I’ll take the first two questions and I’ll then I’ll ask Larry Stranghoener to take the last question. The international, yeah, we just had a terrific performance this past year, and that was in part, and just in part, due to inventory positioning. Are those gains going to be there again? Well, if we see comparable price increases over the coming months, we’ll see similar gains. We expect to have again a very good year in the coming year in our international distribution business. The Latin American market is strong and we have great expectations for Brazil and Argentina and we are seeing India having to grow yet more food to replenish diminishing stocks, so we’re optimistic about the year ahead of us for international distribution.

On the matter on China, and that’s, that seems to be regularly the $64 question. The 135% duty that they have in place that they announced I think it was in April, it’s planned to go until September, frankly, wouldn’t be surprised to see that that is extended beyond September. The June numbers were half — the June export numbers on phosphate — were half of what they were the prior year. It takes a while for it to work its way through the system but our reports are that Chinese government and food officials are very concerned about the availability of fertilizers in that country to produce the food it needs, and we are confident that they are going to moderate those exports, particularly in the second half of this year. So we think this market is going to be short -close to 3 million tonnes – that the Chinese exported in the second half of last year. I’m going to turn it over to Larry to answer your cost question.

Larry Stranghoener: Yeah, good morning, Don. On the potash cost question, clearly the biggest factor in explaining the increase in cost is the resource tax and I know you know this but for the benefit of all of the listeners for those of you who may be comparing our cost to our major competitor, note that unlike our major competitor, we include freight costs and resource taxes in our cost of goods sold, which is different from the way PCS does that. Excluding those items though, if you look at just cash costs of production, you’re still right. Cash costs were up a bit in the fourth quarter versus the third quarter, and we attribute that to several factors. One is the fact that we had a turnaround in the fourth quarter at Esterhazy, we had higher contract labor costs and I think everybody in almost any industry in Saskatchewan is facing that and that’s a trend we will continue to see. And we are seeing higher costs for operating materials and supplies and again that’s another trend that I think is common throughout the province and something we will continue to see as we head into fiscal ‘09.

Don Carson: And then Larry, so two follow-ups. One would you expect costs to come down a bit as you get into the first fiscal quarter, as you get some turnarounds behind you and then if you could also comment on your phosphate, non-raw material costs, where they actually seem to for the second quarter in a row seem to be at lower levels?

Larry Stranghoener: Yeah. The cost trends that we’re seeing in Saskatchewan as I said will continue. There are upward pressures on cost trends in Saskatchewan, I think it’s true for the potash industry, it’s true for a lot of other industries as well. The costs will vary from time to time based upon turnaround schedules and so on, but rising costs are an issue that we’re continuing to face in the Potash business. That said, we think that the pricing momentum that we’re seeing, the S&D factor that we are seeing still suggests that margins can expand and expand quite handsomely despite rising costs. With respect to phosphate costs, you’re right. We did have good performance. A lot of that relates to very strong mining performance in the fourth quarter which helped on the cost front.

Don Carson: Okay, thank you.

Operator: Your next question comes from the line of David Silver with JPMorgan. Please proceed.

David Silver: Yeah, hi. I had a couple of questions. I mean, I think I’d like to go back to the PRT question for Larry. And just so I understand a little better, if I look at the fourth quarter in isolation and if I use the Canadian royalty and tax data you provided, it seems like your quarterly accrual per tonne for those taxes jumped substantially. And I’m just wondering, was that triggered to raise it substantially, was that related to a year-to-date adjustment or was there something peculiar to the fourth quarter that justified to jump up the per tonne accruals so substantially? Thanks.

Larry Stranghoener: David, you used the right word when you said accrual. This tax is an accrual based upon our expected prices, volumes, costs, for the rest of this calendar year. This tax is paid on a calendar year basis and for accounting purposes, we accrue the tax in a given quarter based on what we expect for the rest of this calendar year. And so the very substantial increase in that accrual reflects the very strong business performance we expect in the Potash business unit for the rest of this calendar year.

David Silver: Okay, thanks for that clarification. I had a couple of questions about sulfur. In the international market we’ve seen the first decline in spot sulfur prices in quite a while if I’m correct on that, and also the US Gulf market has seen a substantial further increase for the third quarter. Can you talk, give us your view on how you feel that the global market will perform in that area relative to the domestic market? In other words, will there still be that substantial benefit to the North American producers?

Jim Prokopanko: Sure. I’ll do that. In our third quarter sulfur prices fixed at just over $600 a tonne, call it roughly $615 a tonne. A little less than what we might have thought it could have gone up. Our sense is that we are feeling like we’re seeing the peak of sulfur pricing, a little more supply is coming on or being available, some fewer interruptions, and I think we’re seeing as I say the first signs of the peaking of the sulfur market than we would look to and I think that was in our expectations of the last call, that by the end of this calendar year, maybe a bit sooner, we can see a turn in sulfur pricing.

David Silver: Okay. I have a question for Mike Rahm. Mike? You mentioned that slide 12 was the most important slide in the deck or slide 8 excuse me, slide 8 and of course, those stocks to use ratios and global grain balances are based on the USDA’s latest forecast. And as you know on August 12, the USDA is going to potentially substantially update and revise their forecasts for things like corn yields and for the current crop and soy bean yields. So I’m guessing or I’m assuming or I’m estimating that the current USDA forecast as of July is kind of close to trend line, and I’m wondering how you assess the planting, the late planting season and the growing season progress to date and what we should think about for when the USDA does make a substantial revision based on field surveys and things like that.

Mike Rahm: Right. That’s a great question, Dave, and I wish I had the exact answer, but I do expect that we will see probably some upward revisions in global production, but I think those revisions are not going to be sufficient to change the story that we’re not going to build world grain and oilseed stocks to safe levels, and then there still will be the need to increase production to meet the continued rapid growth in demand. So I agree that we will see a number of changes as more information becomes available but I don’t think in the end it’s going to change the basic story. That said, there’s still certainly the jury is out and we’re far away from having the crop in the bin. I think the market here recently has stopped selling off. They’re stepping back and assessing some of the impacts of this warmer weather that we’re seeing and dryer weather that we’re seeing throughout the Midwest. So there will be a continued trading and trying to figure out exactly how big this crop is but I think at the end of the day come next January when the final estimates come out, we will not have grown global grain and oilseed stocks to anywhere close to levels that everyone feels comfortable with.

David Silver: Okay, thanks very much.

Operator: Your next question comes from the line of Fai Lee with RBC Capital Markets. Please proceed.

Fai Lee: Thanks, Fai here and just had a couple questions for Mike. With respect to slide 6 and the demand in gross rates the FDA is putting out with respect to phosphate and potash, most fertilizer companies generally argue that for the next few years supply will continue to be constrained and I’m just wondering if the demand growth that they’re forecasting reflects some cap on demand growth because of supply constraints and what would the real growth rate would be in the absence of supply constraints? Do you have any comments on that, Mike?

Mike Rahm: No, I think that’s a good observation. When you look at potential increases in supply over the next three to four years, there is some capacity coming on but certainly not enough to match the kind of the potential increases that we could see in potash demand. As you’re I’m sure well aware, there are a number of countries such as China and India where potash is underutilized, and as these countries attempt to increase food production, potash is going to play a critical role, and so I do think that as far as these demand estimates go, which I should note were from the International Fertilizer Industry Association, based on surveys and expectations of key members of that association, there probably is a little bit of limitation built into those based on the availability of supply.

Fai Lee: Okay. And just to follow-up, what’s your latest thought on the timing impact of the facility start up on the phosphate industry?

Mike Rahm: Well I guess the best information that we have looks like it’s going to be best case some time in 2012, and depending on how things unfold there, it could be even later than that, and that’s just sort of when the facility is complete. I think there remains an issue of how quickly it’s going to be able to achieve full capacity given that it’s developing a greenfield mine site, it may take awhile to sort of calibrate production through the quality of rock and so forth and so on, so kind of a best case scenario, probably mid to late 2012 and very likely a gradual ramp up until they figure out exactly how to process that. So that’s our best estimate right now.

Fai Lee: Okay, thank you.

Operator: Your next question comes from the line of Mark Gulley with Soleil. Please proceed.

Mark Gulley: Good morning. Two questions. First of all for Mike, I’ll refer to Slide 7 myself. Although you show good gains in farm income in ‘08, still we’re showing a decline in 09. How would you assess the psychology of the farmer when he looks at declining farm income using this data on a go forward basis, is that going to lead to some demand destruction if he sees lower than prior year farm income?

Mike Rahm: No, I think it’s a good observation and I think you have to start with the chart on the left that shows the tremendous increase in variable costs. By our assessment, when you look at increase, expected increase in seed if you take those numbers are based on current spot prices for fertilizer products, we get variable costs on corn following soy beans somewhere in that $525 per acre range and that’s a big increase so there’s a bit of sticker shock and I think that starts to impact the farmer’s psychic. But that said, you can see that the returns after variable costs as we noted in the presentation are still double kind of the average from the 2003 through 2006 period. I think it’s probably safe to say good bankers and good farm management companies understand those economics that are laid out there and its a little bit different ballgame. We’re not playing A-ball anymore but we’re up in triple A, and it’s a little bit more different more intense gain, but I think the good players understand that.

Mark Gulley: And then for Jim, I had a question on the dividend, you’ve laid out a pretty terrific story here in terms of financials. I know you got to start someplace with your dividend of $0.05, but given the extraordinary earnings, I’m a little bit surprised you’re not more aggressive on the dividend. What perhaps am I missing?

Jim Prokopanko: Well it’s a starting point and it’s something that we don’t ever want to have to rescind and take back, so we only recently got to investment grade status and Moody’s was the one yesterday that came through with its upgrade to investment grade for Mosaic, so we’re just being prudent and conservative and starting with a shareholder distribution plan and as we continue to post results, as we have been, we’ll regularly take a look at that and see if it should be increased. So, simple as that, it’s a starting point and performance in the quarters and years ahead will determine how we change that.

Mark Gulley: Okay, thank you.

Operator: Your next question comes from the line of Brian Geiger with Merrill Lynch. Please proceed.

Brian Geiger: Hi, how are you doing, guys?

Jim Prokopanko: Fine.

Brian Geiger: Just wanted to know, do you guys have a target debt to EBITDA ratio or any kind of targeted debt levels?

Larry Stranghoener: We have worked so hard to attain investment grade we intend to maintain investment grade status. We have a debt to EBITDA ratio now that is well below what would be required to sustain our current investment grade ratings, so let’s just say that we would have ample capacity to increase our debt should the need arise. We don’t see that need arising any time soon.

Brian Geiger: Okay, great. Thank you very much.

Operator: And your next question is from the line of Paul D’Amico from TD Newcrest. Please proceed.

Paul D’Amico: Good morning, guys. A question for Mike. Different angle with respect to slide 7. Just curious and I don’t know how much background you can give on this, Mike, but in terms of the same assessments with respect to Brazil and Argentina in particular and maybe Southeast Asia, what kind of sensitivities would you show or would you say would be there for the farmer versus domestic being Midwest?

Mike Rahm: Okay, thanks, Paul. As we’ve said, it shows a similar pattern. Not quite as good as what we expect for 2008, but still better typically than the average prior to the recent run up in commodity prices. So certainly there’s variability, but generally the same pattern exists for most of the crops and most of the regions that we analyze, and I would note that all of these offshore ones basically are put together by our geographies and distribution teams in those markets. So they’re the ones that have kind of firsthand knowledge of local conditions and they’re the owners of that analysis. But bottom line is similar patterns, the scale obviously changes a little bit by crop and region, but good, not quite as good as 2008 but a lot better than average.

Paul D’Amico: Appreciate that, thanks.

Operator: Your next question comes from the line of Gosik Jelsian with Orange Capital. Please proceed. Gosik, your line is open. Your next question comes from the line of Kent Green with Boston American Assets. Please proceed.

Kent Green: Yes, my question pertains to availability of sulfur. McMoRan Exploration recently speculated opening up that mine that they have out in the Gulf of Mexico with these higher prices. Would you be interested in sourcing for that mine since you previously bought assets from them?

Jim Prokopanko: Hi, Kent. No, that’s not something we’re interested. We think that the run up in sulfur prices is a temporary phenomenon and we don’t think mine economics, sulfur mining economics justify that kind of investment. We’re confident we’re going to see much lower sulfur prices in the next couple quarters ahead.

Kent Green: And then one question on potash availability further out. And you’ve talked at length about the greenfield mines and the costs and everything. Is there any, there seems to be some joint ventures that you have in the Mid East and then the speculation of what they’re worth. Can any of those joint ventures be expanded significantly?

Jim Prokopanko: No. We don’t have, you may be thinking of some of the other Canadian producers that have joint ventures but we don’t have any potash joint ventures anywhere in the world.

Kent Green: Okay, but can those joint ventures bring any capacity out or is that pretty —

Jim Prokopanko: Well you’ve got the Israeli and Jordanian companies, Dead Sea Works, it’s going to be tough for them to expand capacity by a material amount. And you have the Russians in Eastern Europe that are working to expand production and that is going to be largely targeted to the European market, so there’s nothing in the near term that’s going to have a meaningful impact on the supply side of potash.

Operator: Your next questions from the line of William Billing with RBC Wealth. Please proceed.

William Billing: Hello. Very quickly, this capacity constraint situation, do you see yourselves building capacity to some degree in ‘09?

Jim Prokopanko: For what nutrient? Are you talking about potash?

William Billing: Yes, potash.

Jim Prokopanko: Well, let’s be clear about what’s happened this last year, we’ve had—with the extraordinary demand we’re having worldwide on potash, we went into our inventories. We have a level of inventory that we’re comfortable with that we need to operate our facilities with in an efficient manner, we went below that just to meet customer demand, and so our ability to bring on any material new capacity before 2010 is limited, so some of what we’re doing is re-building inventory stocks, and where we have a great, an uptick last year in volume sales, that was from mining our inventory. Now we’re in a situation that we’d like to rebuild it as best we can. And again, that speaks to the tremendous demand we’re seeing around the world for potash and the tight, tight supply balance that we’re facing. There are not many people that can bring on meaningful amounts of potash production quickly. It’s going to be a while before we are able to respond to this demand, and that, again, is all the more support for the current price levels we’re seeing now and going forward.

William Billing: In 2010, do you anticipate a reasonably large increase, or some increase in capacity in potash?

Jim Prokopanko: We have Norm Beug, our Senior Vice President of our Potash Business, and I’ll let him talk to the potash expansion.

Norm Beug: Thank you, Jim. Our Colonsay mine, which is in an expansion phase right now, will be coming on in the order of 300,000 tonnes by the end of ‘09, and Belle Plaine, a phase one expansion will be coming on after that as well. And I might add that because of market conditions, we’ve chosen to keep our Hersey mine in potash production as well.

William Billing: Thank you very much.

Operator: Your next question comes from a follow-up line from Don Carson with Merrill Lynch. Please proceed.

Don Carson: Yeah, a couple follow-ups on potash. Larry, you talked about some of the increasing cost pressures in Canada, where we’re seeing more labor militancy in Saskatchewan, at Terra, and now at PCS. Is labor availability or costs on strikes becoming more of an issue and then the price realizations in potash, can you just remind us where your industrial pricing is relative to the agricultural markets? Do we have to wait until the end of the calendar year before that steps up again?

Jim Prokopanko: Yeah, Don, it’s Jim. Absolutely. Western Canada between the oil and gas industry, uranium, other minerals, the tar sands, the expansions in the sulfur business is seeing a real renaissance and real demand pressures on labor. We’ve got a very good existing labor force, proven and experienced, and we’re all facing – everybody in the natural resources and service industry throughout western Canada – are facing challenges, attracting people and so clearly, its having an impact on the salary compensation component.

Now that said, I’d say that on production of potash, labor is about 10% of our cost, so it’s not immaterial, but it’s not going to necessarily be overly dramatic to our bottom line. It’s something we’re working very aggressively on, bringing in new people and something we’ll work our way through. It goes for us, it goes for other existing producers, and anybody that thinks that they want a greenfield site, well good luck. I don’t know where they’re going to get the people to do that.

Larry Stranghoener: And with respect to industrial contracts, we still have just under 15% of our MOP volume going to industrial customers. I think you know, Don, we’ve done a very good job of working most of those contracts up to something that’s approaching market levels, with one exception: the legacy contract that will continue for some time where there is still a significant gap between that pricing and current market pricing, but that’s a quite small percentage of the total at this point.

Don Carson: Okay. And then a follow-up for Mike Rahm. Mike, I don’t think you commented on next year’s planting outlook in North America for corn, but would you expect that P and K demand might be above some of the CAGRS that you were talking about in your charts if we do get back above 90 million acres of planted corn acreage?

Mike Rahm: Sure, Don. Right now my expectation is that corn acreage will probably have to grow to 94-95 million acres and so we’re using that range in our forecast and we’re probably cautious and in terms of application rates, especially in sort of the non- corn, wheat, soy bean type crops, we think P and K use in the U.S. will grow probably in the 2.5 to 3.5% range in the 2008-2009 fertilizer year.

Don Carson: Okay, thank you.

Operator: I’ll now turn the call back over to Christine Battist for closing remarks.

Christine Battist: Thank you, Frances. This concludes our conference call today. Thank you for your interest in Mosaic and participating in our call.